EXHIBIT 23.3

CONSENT OF ERNST & YOUNG LLP

Consent of Independent Auditors

We consent to the reference to our firm under the captions “Financial Statements” and to the use of our reports dated January 24, 2003 on the consolidated financial statements and schedule of Wells Real Estate Investment Trust, Inc.; dated September 26, 2002 on the Statement of Revenues Over Certain Operating Expenses for the IRS Long Island Buildings; dated October 21, 2002 on the Statement of Revenues Over Certain Operating Expenses for the Harcourt Austin Building; dated November 26, 2002 on the Statement of Revenues Over Certain Operating Expenses for the NASA Buildings; dated November 26, 2002 on the Statement of Revenues Over Certain Operating Expenses for the Caterpillar Nashville Building; dated January 21, 2003 on the Statement of Revenues Over Certain Operating Expenses for the Nestle Building; dated May 5, 2003 on the Statement of Revenues over Certain Operating Expenses for the US Bancorp Minneapolis Building; dated May 9, 2003 on the Statement of Revenues over Certain Operating Expenses for the Aon Center Chicago Building; dated August 8, 2003 on the Statement of Revenues over Certain Operating Expenses for the Cingular Atlanta Building; dated August 14, 2003 on the Statement of Revenues over Certain Operating Expenses for the Lockheed Martin Rockville Buildings; and dated August 20, 2003 on the Statement of Revenues over Certain Operating Expenses for the Aventis Northern NJ Building in Post-Effective Amendment No. 5 to the Registration Statement (Form S-11 No. 333-85848) and related Prospectus of Wells Real Estate Investment Trust, Inc. for the registration of 330,000,000 shares of its common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 15, 2003